As filed with the Securities and Exchange Commission on May 22, 1995
                                                       Registration No. 33-57817
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                             -----------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------
                           CHARTER MEDICAL CORPORATION
             (Exact name of registrant as specified in its charter)
             Delaware                                        58-1076937
     (State or other jurisdiction of                      (I.R.S. Employer
      incorporation or organization)                    Identification No.)
                            3414 Peachtree Road, N.E.
                                   Suite 1400
                             Atlanta, Georgia  30326
                                 (404) 841-9200
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             -----------------------
                             ROBERT W. MILLER, ESQ.
                                 King & Spalding
                              191 Peachtree Street
                          Atlanta, Georgia  30303-1763
                                 (404) 572-4600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             -----------------------
                                    Copy to:
                 LAWRENCE W. DRINKARD, EXECUTIVE VICE PRESIDENT
                           AND CHIEF FINANCIAL OFFICER
                           Charter Medical Corporation
                            3414 Peachtree Road, N.E.
                                   Suite 1400
                             Atlanta, Georgia  30326
                                 (404) 841-9200
                             -----------------------
          Approximate date of commencement of proposed sale to public:
From time to time after the effective date of the Registration Statement, as determined by market conditions.
                             -----------------------
     If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
                             -----------------------
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
                             -----------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                         CALCULATION OF REGISTRATION FEE
================================================================================
Title of each                      Proposed      Proposed
  class of                         maximum       maximum
 Securities         Amount         offering      aggregate       Amount of
   to be            to be           price        offering       registration
registered        registered      per Unit(1)    price (1)          fee
-------------     ----------      -----------    ---------      ------------
Common Stock,
$.25 par value
per share.......   1,452,094        $17.4375   $25,320,889.13     $8,731.34


(1) Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(c) under the Securities Act of 1933, as amended, such amounts are based on the average of the high and low prices per share of Common Stock of Charter Medical Corporation on February 21, 1995 as reported on the American Stock Exchange.

                             ______________________

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

PROSPECTUS


                            1,452,094 SHARES

                       CHARTER MEDICAL CORPORATION

                              COMMON STOCK
                            ($.25 Par Value)
                        _________________________


      The 1,452,094 shares (the "Shares") of common stock, $.25 par value ("Common Stock"), of Charter Medical Corporation ("Charter" or the "Company") may be offered for sale from time to time by and for the account of certain stockholders of Charter (the "Selling Stockholders"). See "Selling Stockholders." The Selling Stockholders acquired the Shares on January 27, 1995, in connection with the acquisition of Magellan Health Services, Inc. ("Magellan") by Charter. Charter is registering the Shares as required by an Investment and Registration Rights Agreement dated January 27, 1995, among Charter and each of the Selling Stockholders (the "Investment and Registration Rights Agreement"), to provide the Selling Stockholders with freely tradeable securities. Charter will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders, but has agreed to bear certain expenses of registration of the Shares. See "Plan of Distribution."

       The Common Stock is listed on the American Stock Exchange under the symbol "CMD." On May 18, 1995, the last reported sale price of the Common Stock on the American Stock Exchange was $18.75 per share.

      The Selling Stockholders from time to time may offer and sell the Shares directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the Selling Stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents.

       The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act. See "Plan of Distribution" herein for indemnification arrangements among Charter and the Selling Stockholders.

      There are certain risks associated with an investment in Charter Common Stock. For a discussion of such risks, see "Risk Factors."

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The Date of this Prospectus is May 22, 1995.

                          AVAILABLE INFORMATION

       Charter is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information filed with the Commission by Charter can be inspected and copied at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock of Charter is listed on the American Stock Exchange, and such reports, proxy statements and other information concerning Charter can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

      Charter has filed with the Commission a registration statement on Form S-3 (together with any amendments, the "Registration Statement") under the 1933 Act, covering the shares of Charter Common Stock being offered by this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information and undertakings set forth in the Registration Statement and reference is made to such Registration Statement, including exhibits, which may be inspected and copied in the manner and at the locations specified above, for further information with respect to Charter and the Charter Common Stock. Statements contained in this Prospectus concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the  Commission  by  Charter
(Commission   File   No.  1-6639)  are  incorporated  by  reference  into  this
Prospectus:

      (i) Charter's Annual Report on Form 10-K for the fiscal year ended September 30, 1994;

     (ii) Charter's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994;

     (iii) Charter's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995;

     (iv)    Charter's Current Report on Form 8-K dated December 15, 1994; and

     (v)     The  description  of  the  Charter  Common  Stock  in   Charter's
registration statement on Form 8-A dated July 6, 1992.


      In addition, all documents filed by Charter pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made pursuant to the Registration Statement shall be deemed to be incorporated by reference into and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document so incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which is also incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

      Charter will provide, without charge, to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for copies of such documents should be directed to Mr. Lawrence W. Drinkard, Executive Vice President and Chief Financial Officer, Charter Medical Corporation, 3414 Peachtree Road, N.E., Suite 1400, Atlanta, Georgia 30326 , telephone (404) 841-9200.

                               THE COMPANY

       Charter is a behavioral healthcare company. As of December 31, 1994, Charter operated 111 acute care psychiatric hospitals and two residential treatment centers with an aggregate capacity of 9,737 licensed beds. Additionally, all of Charter's hospitals operate partial hospitalization programs, and Charter operates 98 outpatient centers, staffed by mental health professionals.

       Charter's business strategy is to develop and operate integrated behavioral healthcare delivery systems in certain markets in which it presently operates one or more hospitals and in selected other markets in which Charter does not presently operate a hospital. The integrated delivery systems that Charter is developing offer a comprehensive range of behavioral healthcare services including inpatient treatment, day and partial hospitalization services, group and individual outpatient treatment, and residential and other less intensive services. Charter is establishing such systems by using its hospitals as a base and by arranging for other services through acquisitions, contracts or affiliations with physicians, psychologists and other mental health professionals and, in some markets, with general acute care hospitals and other institutional healthcare providers. Charter also is developing information systems that will assist in integration of the financing and delivery of behavioral healthcare services.

       Charter was incorporated in 1969 under the laws of the State of Delaware. Charter Common Stock is traded on the American Stock Exchange under the symbol "CMD." Unless the context otherwise requires, references to Charter include Charter Medical Corporation and its subsidiaries. Charter's principal executive offices are located at 3414 Peachtree Road, N.E., Suite 1400, Atlanta, Georgia 30326, and its telephone number is (404) 841-9200.

                           RECENT DEVELOPMENTS

      As of March 29, 1994, Charter entered into two agreements with National Medical Enterprises, Inc. ("NME"), providing for the purchase by Charter of substantially all of the assets of 36 psychiatric hospitals, eight chemical-dependency treatment facilities, two residential treatment centers and one physician outpatient practice, including related outpatient facilities and other associated assets. Under a consent order approved by the Federal Trade Commission, Charter agreed not to acquire six of such facilities;

Charter and NME subsequently agreed that Charter would not acquire one facility. The remaining 40 facilities (the "Acquired Hospitals") have, as of November 30, 1994, been acquired by subsidiaries of Charter. The purchase price for the Acquired Hospitals was approximately $120.4 million in cash plus an additional cash amount of approximately $51 million, subject to adjustment, for the net working capital of the Acquired Hospitals. Charter purchased 27, three and ten of the Acquired Hospitals on June 30, October 31 and November 30, 1994, respectively.

      In December, 1994, Charter entered into an Agreement of Merger (the "Merger Agreement") with Charter Acquisition Subsidiary, Inc., a wholly owned subsidiary of Charter ("Newco"), and Magellan. Pursuant to the Merger Agreement, Charter agreed to issue shares of Charter Common Stock to stockholders of Magellan and to holders of certain options to acquire shares of Magellan capital stock (collectively, "Magellan Stockholders") in connection with the merger (the "Merger") of Newco with and into Magellan. On January 27, 1995, the Merger was consummated; and Charter issued an aggregate of 1,452,094 shares of Charter Common Stock to the Magellan Stockholders. As a result of the Merger, the separate corporate existence of Newco ceased and Magellan became a wholly owned subsidiary of Charter.

       Magellan owns National Mentor, Inc. ("Mentor"), which is a provider of specialty home-based behavioral healthcare services. Mentor's patients consist of individuals suffering from behavioral health disorders, mentally retarded and developmentally disabled individuals, cognitively impaired individuals, medically fragile children and frail elderly adults. Mentor's core treatment model is based on the one-to-one placement of a patient in the home of a trained paraprofessional called a mentor. The mentor works with a multi-disciplinary team of clinical specialists (which may consist of a psychiatrist, psychologist, general practitioner, clinical social worker and nurse) to design and implement a patient-specific treatment plan.


       Charter believes that its acquisition of Magellan will assist Charter in implementing its strategy by extending the continuum of care provided by Charter and by enhancing Charter's ability to assume at-risk contracts in connection with managed-care arrangements.

                              RISK FACTORS

      In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Charter Common Stock.

       Acquisitions. Charter's expansion strategy involves both acquisitions and internal growth. Although Charter has successfully acquired businesses and effectively integrated their operations in the past, there can be no assurance that Charter will be able to continue to make successful acquisitions in the future or that any such acquisitions, including the acquisition of Magellan, will be successfully integrated into Charter's operations. In addition, the acquisition of Magellan and future acquisitions could have an adverse effect upon Charter's operating results, particularly in the fiscal quarters immediately following the consummation of such transaction while the acquired operations are being integrated into Charter's operations.

      Previous Bankruptcy Reorganization. Charter was reorganized pursuant to Chapter 11 of the United States Bankruptcy Code, effective on July 21, 1992 (the "Reorganization"). Prior to the Reorganization, Charter's total indebtedness was approximately $1.8 billion; and from February 1991 until July 1992, Charter was in default in the payment of interest and principal, or both, on substantially all such indebtedness. The indebtedness was incurred by Charter in connection with a management buy-out of Charter in 1988 and a hospital-construction program. As a result of the Reorganization, Charter's long-term debt was reduced by approximately $700 million and its redeemable preferred stock of $233 million was eliminated. The holders of such debt and preferred stock received approximately 97% of Charter's Common Stock outstanding on July 21, 1992.

      Historical Operating Losses. Charter experienced losses from continuing operations before reorganization items, extraordinary items and the cumulative effect of a change in accounting principle of approximately $65.6 million, $322.3 million and $167.1 million for the fiscal years ended September 30, 1989, 1990 and 1991, respectively. Such losses amounted to approximately $81.7 million and $8.1 million for the ten-month period ended July 31, 1992 and the two-month period ended September 30, 1992, respectively. For the fiscal years ended September 30, 1993 and September 30, 1994, such losses amounted to approximately $39.6 million and $47.0 million, respectively. There is no assurance that such losses will not continue. Charter's history of such losses could have an adverse effect on its operations.

        Reimbursement by Third-Party Payors. For the fiscal year ended September 30, 1994, Charter derived approximately 49% of its gross psychiatric patient service revenue from private-pay sources (including HMOs, PPOs and Blue Cross), 27% from Medicare, 16% from Medicaid, 5% from the Civilian Health and Medical Program for the Uniformed Services ("CHAMPUS") and 3% from other government programs. Changes in the mix of Charter's patients among the private-pay, Medicare and Medicaid categories, and among different types of private-pay sources, can significantly affect the profitability of Charter's operations. Various cost-containment mechanisms by both governmental and private third-party payors have limited the scope and amount of reimbursable healthcare expenses. Therefore, there can be no assurance that payments under governmental and private third-party payor programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs of providing care to patients covered by such programs. In addition, there can be no assurance that Charter's hospitals will continue to meet the requirements for participation in such programs.

       Healthcare Reform. Between October 1993 and the early fall of 1994, President Clinton and various U.S. Senators and Representatives introduced in Congress a number of healthcare reform proposals. The proposals ranged from the Clinton Administration's comprehensive healthcare reform proposal that would have restructured the financing and delivery of healthcare services through a combination of managed competition and mandated employer coverage of employees to less comprehensive proposals that would have required private health insurance to be "portable" and eliminated coverage limitations for pre-existing health conditions. The numerous proposals varied in their proposed coverage of behavioral healthcare services and in their potential effect on Charter. No proposal was adopted by either house of Congress.

      Charter anticipates that numerous healthcare reform proposals will be introduced in the current session of Congress. Particularly in light of the change in control of both houses of Congress as the result of the November 1994 elections, Charter is unable to predict whether any such proposal will be adopted or the effect on Charter of any proposal that does become law.

       A number of states in which Charter has operations have either adopted or are considering the adoption of healthcare reform proposals at the state level. Various reform measures have been adopted in Florida, Minnesota and Tennessee, among others. These state reform laws have, in many cases, not been fully implemented. Charter cannot predict the effect of these state healthcare reform laws on its operations.

       Competition. Competition among hospitals and other healthcare providers for patients has intensified in recent years. During this period, hospital occupancy rates for behavioral care patients in the United States have declined as a result of cost containment pressures, changing technology, changes in regulations and reimbursement, changes in practice patterns from inpatient to outpatient treatment and other factors. In areas in which Charter operates, there are other hospitals or facilities that provide inpatient or outpatient services comparable to those offered by Charter's hospitals. The competitive position of Charter's hospitals also has been, and in all likelihood will continue to be, affected by the increased initiatives undertaken during the past several years by federal and state governments and other major purchasers of healthcare services, including insurance companies and employers, to revise payment methodologies and monitor healthcare expenditures in order to contain healthcare costs. In addition, hospitals owned by governmental agencies or other tax exempt entities benefit from endowments, charitable contributions and tax-exemptions, the advantages of which are not enjoyed by Charter's hospitals.

      Limitations Imposed by the Credit Agreement and Senior Note Indenture. In May 1994, Charter entered into a Second Amended and Restated Credit Agreement (the "Credit Agreement") with certain financial institutions and issued $375 million of Senior Subordinated Notes (the "Senior Notes") to institutional investors. The Credit Agreement and the indenture for the Senior Notes contain a number of restrictive covenants which, among other things, limit the ability of Charter and certain of its subsidiaries to incur other indebtedness, engage in transactions with affiliates, incur liens, make certain restricted payments, enter into certain business combination and asset sale transactions and make capital expenditures. These restrictions could adversely affect Charter's ability to conduct its operations or finance its capital needs or impair Charter's ability to pursue attractive business and investment opportunities if such opportunities arise. Under the Credit
Agreement, Charter also is required to maintain certain specified financial ratios. Failure by Charter to maintain such financial ratios or to comply with the restrictions contained in the Credit Agreement and the indenture for the Senior Notes could cause such indebtedness (and by reason of cross-acceleration provisions, other indebtedness) to become immediately due and payable and/or could cause the cessation of funding under the Credit Agreement.

      Regulation. The federal government and all states in which Charter operates regulate various aspects of Charter's business. Healthcare facilities are subject to periodic inspection by governmental and other authorities to ensure continued compliance with various standards, their continued licensing under state law and certification under the Medicare and Medicaid programs. Although Charter has not failed to obtain necessary approvals or licenses in the past, the failure to obtain or renew any required regulatory approvals or licenses in the future could adversely affect the operations of Charter.

       Dependence on Healthcare Professionals. Physicians traditionally have been the source of a majority of Charter's hospital admissions. Therefore, the success of Charter's hospitals is dependent in part on the number and quality of the physicians on the medical staffs of Charter's hospitals and their admission practices. A small number of physicians account for a significant portion of patient admissions at some of Charter's hospitals. There can be no assurance that Charter can retain its current physicians on staff or that additional physician relationships will be developed in the future. Furthermore, hospital physicians generally are not employees of Charter and in general Charter does not have contractual arrangements with hospital physicians restricting the ability of such physicians to practice elsewhere.

       Liability Insurance. In prior years, Charter self-insured against a substantial portion of its general and professional liability risk, including a self-insured deductible of $2 million per occurrence for the policy years ended May 31, 1992 and 1993, of $2.5 million per occurrence for the policy years ended May 31, 1990 and 1991, and of $3 million for the policy year ended May 31, 1989. Effective for the policy year beginning on June 1, 1993, Charter eliminated its self-insured deductible for psychiatric hospitals and reduced its self-insured deductible to $1.5 million per occurrence for its general hospitals, which were sold on September 30, 1993. The amount of expense relating to Charter's malpractice insurance may materially increase or decrease from year to year depending, among other things, on the nature and number of new reported claims against Charter and amounts of settlements of previously reported claims. To date, Charter has not experienced a loss in excess of policy limits. Charter believes that its coverage limits are adequate.

      Possible Volatility of Stock Price. Charter believes factors such as announcements with respect to healthcare reform measures, acquisitions and quarter-to-quarter and year-to-year variations in financial results could cause the market price of Charter Common Stock to fluctuate substantially. Any adverse announcement with respect to healthcare reform measures, acquisitions or any shortfall in revenue or earnings from levels expected by securities analysts could have an immediate and significant adverse effect on the trading price of Charter Common Stock in any given period. As a result, the market for Charter Common Stock may experience price and volume fluctuations unrelated to the operating performance of Charter.


                             USE OF PROCEEDS

       Charter will not receive any of the proceeds from the sale of the Shares. All of the proceeds from the sale of the Shares will be received by the Selling Stockholders.

                          SELLING STOCKHOLDERS

       The Selling Stockholders are former Magellan Stockholders. The Shares were acquired by the Selling Stockholders in connection with the Merger and related transactions. The following table provides the names and the number of shares of Charter Common Stock owned by each Selling Stockholder. Since the Selling Stockholders may sell all, some or none of their Shares, no estimate can be made of the aggregate number of Shares that are to be offered hereby or that will be owned by each Selling Stockholder upon completion of the offering to which this Prospectus relates.

       The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                          Shares of                                Shares of
Selling Stockholder     Common Stock   Selling Stockholder        Common Stock

E. Byron Hensley, Jr.(1)   400,642       John G. Gleacher            7,997
Eric J. Gleacher           180,578       Sarah E. Gleacher           7,997
Olsten Service Corp.       127,534       Jeffrey H. Tepper           5,577
Thomas P. Riley(1)(2)      141,397       Susan MacKenzie Riley
Charles G. Phillips        111,875        and Mark Morin, Trustees   5,572
Harris & Harris Group,                   Robert A. Engel             4,808
  Inc.(2).                 108,736       Leonard O. Henry            4,598
James Goodwin               75,571       Alan L. Hollis              3,831
Gregory T. Torres           43,140       Donald R. Monack            3,831
Richard A. Derbes           23,970       Janice L. Quiram            3,831
H. Conrad Meyer             27,640       Andrew Gilman               3,199
Elizabeth J. Hopper         22,012       Lois Simon                  3,065
Peter W. Mair               19,266       Lana Hensley Hoffman        2,476
Emil W. Henry, Jr           16,309       Martha Faye Koysh           2,476
Robert W. Kitts             11,995       Ruth Ann Roberts            2,476
Gleacher 7 Investors L.P.   11,029       Frank N. Liguori(3)         5,520
Gerald M. Bereika           10,969       William F. Murdy(2)         2,148
Peter P. Polloni(2)         10,031       Marie A. Gentile            1,921
Eric J. Gleacher, as                     Christina Hensley Bair      1,857
 custodian for Jay S.                    Dianne Hensley Ramponi
 Gleacher                    7,997        and Thomas P.
Eric J. Gleacher, as                      Riley, Trustees            1,857
 custodian for Patricia                  Christina Hensley
 G. Gleacher                 7,997        Bair and Thomas
Eric J. Gleacher, as                      P. Riley, Trustees         1,609
 custodian for William                   Wayne J. Stelk                766
 R. Gleacher                 7,997
James E. Gleacher            7,997

___________________

(1)  As a condition to Charter's obligation to consummate the Merger,  each  of
     Messrs.   Riley  and Hensley entered into a Noncompete and Confidentiality
     Agreement with Charter.  In accordance with the terms of such  agreements,
     Messrs.  Riley  and Hensley agreed, among other things: (i) to maintain in confidence trade secrets of Charter and Mentor at all  times  during  such
     individuals'   respective  affiliation  with  Charter  and  at  all  times thereafter, and to maintain any confidential information  for  periods  of
     two   years   and  five  years,  respectively,  after  the  date  of  such agreements; and (ii) not to enter into  certain  arrangements  competitive with  Charter  for periods of one year and five years, respectively, after
     the date of such agreements.   In  consideration  for  the  covenants  set
     forth  in the Noncompete and Confidentiality Agreements, Charter agreed to
     pay Messrs. Riley and Hensley $350,339 and $230,839,  respectively.   Such

     amounts will be paid by the issuance of shares of Charter Common Stock to Messrs. Riley and Hensley in July, 1995. The number of shares set forth in the table above includes 23,355 and 15,389 shares of Charter Common
     Stock to be issued to Messrs. Riley and Hensley, respectively, pursuant to the Noncompete and Confidentiality Agreements (assuming a $15 per share issuance price and payment of cash in lieu of fractional shares).

(2)  Harris & Harris Group, Inc. and  Messrs.  Riley,  Polloni  and  Murdy  own
     50,000,  5,000,  500 and 500 shares of Charter Common Stock, respectively,
     that were not acquired in connection  with  the  Merger    and  which  are
     excluded from the above table.

(3)  Pursuant to the Merger  Agreement,  Charter  agreed  to  pay  Mr.  Ligouri
     $50,585 for consulting services, which amount will be paid by the issuance of shares of Charter Common Stock to Mr. Ligouri in July, 1995.
     The number of shares set forth in the table above includes 3,372 shares of Charter Common Stock to be issued to Mr. Ligouri in payment of such amount (assuming a $15 per share issuance price and payment of cash in lieu of fractional shares).


                             PLAN OF DISTRIBUTION

      The Shares may be sold from time to time by the Selling  Stockholders  on the  American  Stock  Exchange or any national securities exchange or automated interdealer quotation system on which shares of Charter Common Stock  are  then listed,  through negotiated transactions or otherwise.  The Shares will be sold at prices and on terms then prevailing, at prices related to the  then  current market  price  or  at  negotiated  prices.  The Selling Stockholders may effect sales of the Shares directly or by  or  through  agents,  brokers,  dealers  or underwriters  and  the  Shares  may  be  sold  by  one or more of the following
methods:  (a)   underwritten   public   offerings,   (b)   ordinary   brokerage
transactions,  (c) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant  to  this  Prospectus,  and  (d)  in
"block"  sales.   At  the  time  a  particular  offer  is  made,  a  Prospectus
Supplement, if required, will be distributed that sets forth the name or  names of  agents,  broker-dealers  or  underwriters,  any commissions and other terms
constituting compensation and any other  required  information.   In  effecting
sales,  broker-dealers engaged by any Selling Stockholder and/or the purchasers
of  the  Shares  may  arrange  for   other   broker-dealers   to   participate.
Broker-dealers  will  receive  commissions,  concessions  or discounts from the
Selling Stockholder and/or the purchasers  of  the  Shares  in  amounts  to  be negotiated  prior  to the sale.  Sales will be made only through broker-dealers registered as such in a subject jurisdiction or  in  transactions  exempt  from
such  registration.   As  of  the date of this Prospectus, there are no selling
arrangements between the Selling Stockholders and any broker or dealer.

        In  offering  the  Shares  covered  by  this  Prospectus,  the  Selling
Stockholders and any brokers, dealers or agents who participate in a sale of the Shares by the Selling Stockholders may be considered "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any profits realized by the Selling Stockholders and the compensation of any broker/dealers may be deemed to be underwriting discounts and commissions.

       As required by the Investment and Registration Rights Agreement, Charter has filed the Registration Statement, of which this Prospectus forms a part,

with respect to the sale of the Shares. Charter has agreed to use its best efforts to keep the Registration Statement current and effective through January 28, 1997, with certain exceptions.

       Charter will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.  Charter will bear the costs  of  registering  the
Shares  under  the 1933 Act, including the registration fee under the 1933 Act,
legal and accounting fees and any printing fees.   In  addition,  Charter  will
pay  the reasonable fees and disbursements of one firm of counsel designated by the holders of a majority of the Shares to act as counsel for  all  holders  of
Shares  in  connection  with  the  registration  of  such  Shares.  The Selling
Stockholders will bear all other expenses in  connection  with  this  offering, including  underwriting  commissions  and/or  discounts,  if any, and brokerage commissions.

       Pursuant  to  the  terms  of  the  Investment  and  Registration  Rights
Agreement and certain related agreements, Charter and the Selling Stockholders have agreed to indemnify each other and certain other parties for certain liabilities, including liabilities under the 1933 Act, in connection with the registration of the Shares.

                                 LEGAL MATTERS

       The  legality  of  the  Shares  will  be  passed  upon  for  the Selling
Stockholders by  King  &  Spalding,  191  Peachtree  Street,  Atlanta,  Georgia
30303-1763.

                                    EXPERTS

       The  audited,  consolidated  financial  statements  of  Charter  Medical
Corporation and its subsidiaries and related schedules included in the  Charter
Annual Report on Form 10-K for the year ended September 30, 1994 have been incorporated by reference in this Prospectus and have been audited by Arthur
Andersen LLP, independent auditors, as stated in their report appearing therein and are incorporated by reference in reliance upon the report of such firm and upon their authority as experts in accounting and auditing.






No  dealer,   salesperson   or   other
individual   has  been  authorized  to
give any information or  to  make  any
representation  not  contained in this
Prospectus  and,  if  given  or  made,
such   information  or  representation
must not  be  relied  upon  as  having
been  authorized  by  Charter  or  any
Selling Stockholder.  This  Prospectus
does   not   constitute   an  offer to
sell  or  a  solicitation  of  an                      1,452,094  SHARES
offer  to  buy  the securities offered
hereby in any jurisdiction or  to  any
person  to whom it is unlawful to make
such offer or solicitation.  Neither                   Charter Medical
the delivery of this Prospectus                         Corporation
nor any  sale  made  hereunder  shall,
under  any  circumstances,  create any
implication   that   the   information
contained  herein is correct as of any
date subsequent to the date hereof.





            _____________

          TABLE OF CONTENTS
                                       Page

Available Information . . . . . . . . .   2              COMMON STOCK
Incorporation of Certain Documents                     ($.25 Par Value)
  By Reference. . . . . . . . . . . . .   2
The Company . . . . . . . . . . . . . .   3
Recent Developments . . . . . . . . . .   3
Risk Factors. . . . . . . . . . . . . .   4
Use of Proceeds . . . . . . . . . . . .   6
Selling Stockholders. . . . . . . . . .   7
Plan of Distribution. . . . . . . . . .   9
Legal Matters . . . . . . . . . . . . .   9
Experts . . . . . . . . . . . . . . . .   9


                                                           PROSPECTUS

                                                      ____________________



                                                       February 24, 1995

                                 PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

      Securities and Exchange Commission Registration Fee    $  8,731.34
      Legal Fees and Expenses                                $ 10,000.00
      Accounting Fees and Expenses                           $  4,000.00
      Blue Sky Fees and Expenses (including
        legal fees and expenses)                             $ 10,000.00
      Printing                                               $  5,000.00
      Miscellaneous                                          $  2,233.68
                                                               ---------
      TOTAL                                                  $ 40,000.00

       All of the above items, except for the registration fee, are estimates. The Selling Stockholders will not bear any of the expenses set forth above.

Item 15.    Indemnification of Directors and Officers

      The Company is a Delaware  corporation.   Section  145  of  the  Delaware
General Corporation Law (the "DGCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

       Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as director, officer, employee or agent of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

      Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

       Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

      Article VII of the Bylaws of Charter provide, in substance, that Charter shall indemnify directors and officers against all liability and related expenses incurred in connection with the affairs of Charter if: (a) in the case of actions not by or in the right of Charter, the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Charter, and (with respect to a criminal proceeding) had no reasonable cause to believe his conduct was unlawful; and
(b) in the case of actions by or in the right of Charter, the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Charter; provided that no indemnification shall be made for a claim as to which the director or officer is adjudged liable to Charter unless (and only to the extent that) an appropriate court determines that, in view of all the circumstances, such person is fairly and reasonably entitled to indemnity.

      In addition, Section 102(b)(7) of the DGCL permits Delaware corporations to include a provision in their certificates of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or other unlawful distributions, or (iv) for any transactions from which the director derived an improper personal benefit. Article Twelfth of Charter's Certificate of Incorporation sets forth such a provision.

      Charter maintains directors' and officers' liability insurance with various providers in the aggregate amount of $50 million.

      For the undertaking with respect to indemnification, see Item 17.

Item 16.    Exhibits

      2.1 Asset Sale Agreement (First Facilities), dated March 29, 1994, between National Medical Enterprises, Inc., as Seller, and the Company, as Buyer, incorporated by reference to Exhibit 2(d) of the Company's Amendment No. 1 to Registration Statement on Form S-4 (No. 33-53701) filed July 1, 1994.

      2.2 Asset Sale Agreement (Subsequent Facilities), dated March 29, 1994, between National Medical Enterprises, Inc., as Seller, and the Company, as Buyer, incorporated by reference to Exhibit 2(e) of the Company's Amendment No. 1 to Registration Statement on Form S-4 (No. 33-53701) filed July 1, 1994.

            Exhibits 2.1 and 2.2 do not contain copies of the exhibits and schedules to such agreements. Such agreement describe such exhibits and schedules. The Company agrees to furnish supplementally to the Commission, upon request, a copy of any omitted exhibit or schedule to such agreements.

       2.3 Amendment No. 1, dated September 12, 1994, to Asset Sale Agreement (First Facilities), dated March 29, 1994, between National Medical Enterprises, Inc., as Seller and the Company, as Buyer, incorporated by reference to Exhibit 2(c) of the Company's Annual Report on Form 10-K dated as of September 30, 1994.

      2.4 Amendment No. 1, dated September 12, 1994, to Asset Sale Agreement (Subsequent Facilities), dated March 29, 1994, between National Medical Enterprises, Inc., as Seller and the Company, as Buyer, incorporated by reference to Exhibit 2(d) of the Company's Annual Report on Form 10-K dated as of September 30, 1994.

       2.5 Amendment No. 2, dated September 29, 1994, to Asset Sale Agreement (Subsequent Facilities), dated March 29, 1994, between National Medical Enterprises, Inc., as Seller and the Company, as Buyer, incorporated by reference to Exhibit 2(e) of the Company's Annual Report on Form 10-K dated as of September 30, 1994.

      2.6 Amendment No. 3, dated November 15, 1994, to Asset Sale Agreement (Subsequent Facilities), dated March 29, 1994, between National Medical Enterprises, Inc., as Seller and the Company, as Buyer, incorporated by reference to Exhibit 2(f) of the Company's Annual Report on Form 10-K dated as of September 30, 1994.

       4.1 Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3(a) of the Company's Annual Report on Form 10-K dated as of September 30, 1992.

      4.2   Bylaws of the Company, as amended,  incorporated  by  reference  to
Exhibit 3(b) of the Company's Annual Report on Form 10-K dated as of September 30, 1994.

     *5.1   Opinion of King & Spalding as to the legality of the Common Stock to be registered.

     *23.1  Consent of King & Spalding (included in Exhibit 5.1).

      23.2  Consent of Arthur Andersen LLP.

     *24.1  Powers  of  Attorney.
---------------------
*Previously filed

Item 17.    Undertakings

      The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement:


                  (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration
Statement or any material change to such information in the Registration Statement;

            provided, however, that the undertakings set  forth  in  paragraphs
(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), that are incorporated by reference in this Registration Statement.

             (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned registrant hereby undertakes that for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 22nd day of May, 1995.


                                    CHARTER MEDICAL CORPORATION


                                       By:/s/ John R. Day
                                          ---------------------------
                                       John R. Day
                                       Vice President -- Controller
                                       (Principal Accounting Officer)


       Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons on May 22, 1995 in the capacities indicated.

   *
-----------------------------------------
E. Mac Crawford,
President and Chairman of the Board
(Principal Executive Officer)


   *
-----------------------------------------
Lawrence W. Drinkard
Executive Vice President, Chief Financial
Officer and Director
(Principal Financial Officer)

/s/ John R. Day
-----------------------------------------
John R. Day
Vice President -- Controller
(Principal Accounting Officer)


   *
-----------------------------------------
Edwin M. Banks
Director


   *
-----------------------------------------
Andre C. Dimitriadis
Director


   *
-----------------------------------------
Raymond H. Kiefer
Director


   *
-----------------------------------------
Gerald L. McManis
Director



*By:  /s/ John R. Day
    -----------------------------------------
John R. Day as Attorney-in-Fact
Pursuant to Powers of Attorney
Filed with Registration Statement

                               INDEX TO EXHIBITS
                                                               Sequentially
                                                                 Numbered
Exhibit                                                            Page

2.1    Asset Sale Agreement (First  Facilities),  dated  March
       29, 1994, between National Medical Enterprises, Inc., as Seller, and the Company, as Buyer, incorporated by reference to Exhibit 2(d) of the Company's Amendment
       No. 1  to  Registration  Statement  on  Form  S-4  (No.
       33-53701) filed July 1, 1994.

2.2    Asset Sale  Agreement  (Subsequent  Facilities),  dated
       March  29,  1994, between National Medical Enterprises,
       Inc.,  as  Seller,   and   the   Company,   as   Buyer,
       incorporated  by  reference  to  Exhibit  2(e)  of  the
       Company's Amendment No. 1 to Registration Statement  on
       Form S-4 (No. 33-53701) filed July 1, 1994.

       Exhibits 2.1 and 2.2  do  not  contain  copies  of  the
       exhibits   and  schedules  to  such  agreements.   Such
       agreement describe such exhibits  and  schedules.   The
       Company   agrees   to  furnish  supplementally  to  the
       Commission,  upon  request,  a  copy  of  any   omitted
       exhibit or schedule to such agreements.

2.3    Amendment No. 1, dated September  12,  1994,  to  Asset
       Sale  Agreement  (First  Facilities),  dated  March 29,
       1994, between National Medical  Enterprises,  Inc.,  as
       Seller and the Company, as Buyer, incorporated by reference to Exhibit 2(c) of the Company's Annual
       Report on Form 10-K dated as of September 30, 1994.

2.4    Amendment No. 1, dated September  12,  1994,  to  Asset
       Sale  Agreement  (Subsequent  Facilities),  dated March
       29, 1994, between National Medical Enterprises, Inc., as Seller and the Company, as Buyer, incorporated by reference to Exhibit 2(d) of the Company's Annual
       Report on Form 10-K dated as of September 30, 1994.

2.5    Amendment No. 2, dated September  29,  1994,  to  Asset
       Sale  Agreement (Subsequent Facilities), dated March 29,
       1994, between National Medical  Enterprises,  Inc.,  as
       Seller and the Company, as Buyer, incorporated by referenced to Exhibit 2(e) of the Company's Annual
       Report on Form 10-K dated as of September 30, 1994.

2.6    Amendment No. 3, dated  November  15,  1994,  to  Asset
       Sale  Agreement (Subsequent Facilities), dated March 29,
       1994, between National Medical  Enterprises,  Inc.,  as
       Seller and the Company, as Buyer, incorporated by referenced to Exhibit 2(f) of the Company's Annual
       Report on Form 10-K dated as of September 30, 1994.


                                                               Sequentially
                                                                 Numbered
Exhibit                                                            Page

 4.1 Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3(a) of the Company's Annual Report on Form 10-K dated as of
          September 30, 1992.

 4.2 Bylaws of the Company, as amended, incorporated by reference to Exhibit 3(b) of the Company's Annual
          Report on Form 10-K dated as of September 30, 1994.

*5.1 Opinion of King & Spalding as to the legality of the Common Stock to be registered.

*23.1     Consent of King & Spalding (included in Exhibit 5.1).

 23.2     Consent of Arthur Andersen LLP.

*24.1     Powers of Attorney.

---------------------
* Previously filed

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated December 2, 1994 included in Charter Medical Corporation's Form 10-K for the year ended September 30, 1994 and to all references to our firm included in this Registration Statement.


                                        /s/ Arthur Andersen LLP
                                        ---------------------------------------

Atlanta, Georgia
May 22, 1995